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                                                                   EXHIBIT 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACTS OF 1933 AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                          CONVERTIBLE PROMISSORY NOTE

         Subject to the terms and conditions of this Note, for good and valuable consideration received, American Physician Partners, Inc., a Delaware corporation (the "Company"), promises to pay to the order of _____________________________________________________________, whose address is
________________________________________________________________________________
_______________________________ (the "Holder"), the principal amount of
___________________ Dollars ($______________), plus simple interest accrued on unpaid principal from the date of this Note until paid at the rate of six percent (6.0%) per annum. All accrued but unpaid interest to date shall be due and payable upon the closing of an initial public offering of the Company's Common Stock. All remaining amounts of accrued but unpaid interest shall be due and payable upon the earlier to occur of (i) payment of the principal amount of this Note as provided in Section 1 hereof, (ii) redemption of the Note as provided in Section 1(b) hereof, or (iii) conversion of the principal of this Note as provided in Section 2 hereof. In the event the Notes are not converted by January 31, 1998, all accrued but unpaid interest to date shall be due and payable and the rate of interest hereunder will increase to prime rate as published in The Wall Street Journal plus two percent (2%) per annum, and all accrued but unpaid interest thereafter shall be due and payable on a quarterly basis. This Note may be one of a series of Convertible Promissory Notes (collectively, the "Notes") identical in substance to this Note except as to the Holder and principal amount.

         The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, to which the Holder, by acceptance of this Note by its signature below, and the Company, by issuance of this Note, agrees:

         1.      PAYMENT

                 (a) Obligation. The outstanding principal under this Note and the accrued interest thereon will be due and payable upon redemption (as provided in Section 2(c) hereof) upon demand by the Holder at any time on or after January 31, 1998, if this Note is not converted into Conversion Shares (as defined in Section 2(a) hereof) prior thereto pursuant to Section 2 hereof. All payments of principal and/or interest under this Note will be made at the address of the Holder set forth above or at such other address as is provided by the Holder to the Company in writing.



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                 (b)      Optional Redemption.  The Company may redeem the
Notes in whole or in part, upon or after the initial public offering, on at least fifteen (15) days' notice together with accrued and unpaid interest. All amounts paid upon redemption will be applied to accrued but unpaid interest first and then to unpaid principal. Any payments upon redemption made by the Company on any of the Notes will be made simultaneously on all Notes in identical amount (if all Notes are of the same principal amount) or an amount prorated among the Notes in proportion to the principal amounts of each Note (if the Notes are in different principal amounts). Upon distribution of written notice of redemption by the Company, the Holders may convert the principal of such Notes into Common Stock upon approval of at least fifty percent (50%) of the outstanding principal amount of Notes.

         2.      CONVERSION

                 (a) Conversion. If prior to the date upon which payment of this Note is lawfully demanded by the Holder, the Company completes a public sale of its capital stock, in which at least an aggregate of $10,000,000 is raised (a "Securities Sale"), all outstanding principal under this Note (and all other Notes) will convert upon approval of the Holders of at least fifty percent (50%) of the outstanding principal amount of the Notes (such date of conversion is herein referred to as the "Conversion Date") into Common Stock ("Conversion Shares"); at the initial conversion rate of $8.00 per share; provided that such conversion rate is subject to adjustment as described by the terms of the Private Placement Memorandum dated September 12, 1996.

                 (b) Mechanics and Effect of Conversion. The conversion of this Note into the Conversion Shares will be deemed to have been made immediately upon the affirmative vote of the required principal amount of the Notes and the Holder will be treated for all purposes as the record holder of such Conversion Shares on the Conversion Date. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note. No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay the cash value of that fractional share to the Holder, as provided herein. The Company will give prompt written notice to the Holder and to all holders of the other Notes, of the proposed Conversion Date. The Holder will surrender this Note on or before 10 days following the Conversion Date at the principal offices of the Company or its transfer agent. The Company will, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates for the number of Conversion Shares to which such Holder is entitled (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company), including a check payable to the Holder for any cash amounts payable for any fractional share resulting from the conversion of this Note and a check for all interest due the Holder under the terms of the Note.




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         3.      TRANSFERABILITY.  This Note is not transferable.

         4. GOVERNING LAW. This Note will be governed by and construed in accordance with the laws of the State of Texas, excluding that body of law relating to conflict of laws.

         5. WAIVER. The Company hereby waives diligence, presentment, demand, protest and notice of dishonor.

         6. COLLECTION EXPENSES. The Company promises and agrees to pay all costs of collection of this Note including, but not limited to, reasonable attorneys' fees, paid or incurred by the Holder on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after entry of judgment.

         IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.


                                        AMERICAN PHYSICIAN PARTNERS, INC.


                                        _________________________________
                                        Gregory L. Solomon, President
                                        and Chief Executive Officer


ACCEPTED:

_____________________________

By:__________________________

Title:_______________________









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